Exhibit 10.2

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

DIRECTOR & ADVISORY DIRECTOR

COMPENSATION POLICY

Adopted 2012

Effective Date

The effective date of the revised plan shall be January 1, 2012.

Cash Compensation Plan

Each Non-employee Director will receive a total annual retainer of $32,500 paid quarterly on the first day of each calendar quarter. The Chairman of the Board, if a Non-employee Director, and the Chairman of each of the Audit and Compensation Committees will each receive an additional total annual retainer of $8,000 paid quarterly on the first day of each calendar quarter. Each Non-employee Director of the Company will receive $1,500 for each Board and Committee meeting attended in person or by telephonic or other electronic communications. Board and Committee members must attend meetings in person or by telephonic or other electronic communications to receive the applicable compensation.

Equity Compensation Program

Non-employee Directors will receive quarterly grants of that number of shares of common stock equal for each quarter to Twenty-five Thousand Dollars ($25,000) divided by the closing stock price on the applicable grant date. Such dollar amount may be reviewed annually and adjusted at the discretion of the Compensation Committee. Should the Compensation Committee determine to do so, it may utilize options or restricted stock units with a vesting element in making such awards.

Health Benefit Program

After 3 years of service as a Non-employee Director, such Non-employee Director and his or her immediate family may also elect to participate in the same insurance benefit programs on the same monetary terms as the executive officers.

103 Northpark Boulevard, Suite 300	Phone:	(985) 727-2000
Covington, Louisiana 70433	Fax:	(985) 727-2006

Longevity Plan

The Company will provide a Longevity Plan for the benefit of Non-employee Directors as follows: Upon completion of three years of service as a Non-employee Director, the Non-employee Director will be granted (the “Three-Year Grant”) (i) an option to purchase the number of shares of common stock equaling 25% of the shares covered by options granted to such Director over the previous three years and (ii) shares of common stock or restricted stock units equal to 25% of the shares of common stock and restricted stock units granted to such Director over the previous three years. Upon completion of five years of service as a Non-employee Director, the Non-employee Director will be granted (the “Five-Year Grant”) (i) an option to purchase the number of shares of common stock equaling 50% of the shares covered by options granted to such Director over the previous five years less the number of shares covered by options awarded in the Three-Year Grant, if any, and (ii) shares of common stock or restricted stock units equal to 50% of the shares of common stock and restricted stock units granted to such Director over the previous five years less the number of shares of common stock and restricted stock units awarded in the Three-Year Grant, if any. Thereafter, upon completion of each successive period of five years of service, a Non-employee Director will be granted (a “Successive Longevity Grant”) (i) an option to purchase the number of shares of common stock equaling 50% of the shares covered by options granted to such Director over the previous five years (exclusive of any prior Longevity Grants of options during such five years) and (ii) shares of common stock or restricted stock units equal to 50% of the shares of common stock and restricted stock units granted to such Director over the previous five years (exclusive of any prior Longevity Grants of shares of common stock or restricted stock units during such five years). The exercise price of the options granted under the Longevity Plan will be the fair market value per share of the common stock on the date of grant. The longevity options and shares of common stock granted will vest on the date of grant. Any restricted stock units granted will vest as determined by the Compensation Committee. A Three-Year Grant, a Five-Year Grant or a Successive Longevity Grant are also referred to herein individually as a “Longevity Grant” or collectively as “Longevity Grants.” For purposes of the calculations contemplated by this paragraph, sign-on awards of options, shares of common stock or restricted stock units shall not be counted and awards matched to purchases shall not be counted. Non-employee Directors on the original approval date of the Longevity Plan, July 18, 2002, will complete a year of service on July 17 in each succeeding year that they continue serving as a Non-employee Director. Non-employee Directors joining the Board after July 18, 2002, will complete a year of service on the date immediately preceding the anniversary date of the earlier of the date they are appointed as a Director by the Board or elected to the Board by the stockholders in each succeeding year that they continue serving as a Non-employee Director.

Stock Option Grants. Stock Awards and Restricted Stock Unit Awards

All options granted, stock awarded and restricted stock units awarded to Non-employee Directors under this policy will be granted under and issued from the Company’s Incentive Compensation Plan, as such plan may be amended and restated from time to time. Until issued, any pending Longevity Grant will be subject to the same terms and conditions applicable to the comparable award under the Incentive Compensation Plan, as amended from time to time, and any related form of award agreement under the Incentive Compensation Plan applicable to such award, including, but not limited to, the effects a Change in Control or a termination of service for any reason, including Retirement, death, Disability, or for cause, might have on the comparable award. The Compensation Committee retains the discretion to award a departing Non-employee Director the amount of any Longevity Grant to which the Non-employee Director was entitled as of the date of a Change in Control or the Non-employee Director’s termination of service for any reason other than for cause.

Definition: Non-employee Director - A non-employee director or advisory director of the Company who has not been employed by the Company for at least 3 years and/or has not tendered his resignation from the Board; provided that payments for an advisory or consulting agreement or for professional services shall not constitute employment for this purpose.